Exhibit 10.20

DESCRIPTION OF 2016 INCENTIVE COMPENSATION PROGRAM

On February 9, 2016, the Chairman of the Board and independent directors of Tesoro Logistics GP, LLC, our general partner, acting pursuant to authority delegated by the Board, approved the participation of Mr. Anderson and Mr. Sorensen in the Tesoro Corporation 2016 Incentive Compensation Program (the “2016 ICP” or the “2016 Program”). The 2016 Program as applied to Mr. Anderson and Mr. Sorensen consists of two equally weighted components: Tesoro Corporation’s overall performance and Business Unit performance outlined below. Each of these components is described in greater detail below. The performance results of Tesoro Corporation and the individual business units may be adjusted to take into account unbudgeted business decisions, unusual or non-recurring items, and other factors, as approved by Tesoro Corporation’s Compensation Committee, to determine the total amount, if any, available under the 2016 ICP. The Chairman of the Board and independent directors of the Company have discretion to adjust individual awards, if any, for Company executives based on their assessment of an individual executive’s performance relative to successful achievement of goals, business plan execution and other leadership attributes.

Component 1 - Corporate Performance - measured against target with the range of outcomes between 0% to 200%. Tesoro Corporation performance metrics include the following:

•
Achievement of earnings before interest, taxes, depreciation and amortization (“EBITDA”) measured on a margin neutral basis (this is the more heavily weighted metric, constituting 50% of the bonus opportunity for the corporate performance component);

•	Safety - Targeted improvement in recordable incidents (this metric constitutes 5% of the bonus opportunity for the corporate performance component);

•	Process Safety Management - Targeted improvement in the number of process safety incidents (this metric constitutes 5% of the bonus opportunity for the corporate performance component);

•	Environmental - Targeted improvements in the number of environmental incidents (this metric constitutes 5% of the bonus opportunity for the corporate performance component);

•	Cost Management - Measurement of non-capital cash expenditure versus budget (this metric constitutes 17.5% of the bonus opportunity for the corporate performance component); and

•
Business Improvement - Targeted improvements from capital improvement initiatives, synergies related to asset acquisitions and other projects & initiatives (this metric constitutes 17.5% of the bonus opportunity for the corporate performance component).

Component 2 - Business Unit Performance - measured against target with the range of outcomes between 0% to 200%. Business Unit performance is measured through balanced scorecards with performance metrics including, but not limited to:

•	Safety and Environmental;

•	Cost Management;

•	Improvements in EBITDA; and

•	Business improvement and value creation initiatives.

The business units used for Messrs. Anderson and Sorensen, and the target payout amounts are as follows:

Executive Officers	Business Unit	Total Target Payout Amount (a)
Phillip M. Anderson	The Partnership	75%
Don J. Sorensen	Business unit results are tied to the Partnership’s performance as well as the performance of all of Tesoro’s logistical assets (other than the Partnership and including logistics assets for which the Partnership may have the right of first refusal)	65%
_________

(a)	Percentage to be applied to base salary earnings during the 2016 calendar year.